EXHIBIT 11

                           VYTA CORP AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)

                                Three Months Ended        Nine Months Ended
                                    March 31,                 March 31,
                            -------------------------  ------------------------
                                2006         2005         2006         2005
                            ------------  -----------  -----------  -----------
Net loss applicable to
  common shareholders       $(1,829,003)    (272,204)  (2,862,257)    (696,066)
                            ============  ===========  ===========  ===========

Weighted average number of
  common shares
  outstanding                16,972,602    4,562,952    9,818,450    4,537,697

Common equivalent shares
  representing shares
  issuable upon exercise
  of outstanding options
  and warrants                        -            -            -            -
                            ------------  -----------  -----------  -----------

                             16,972,602    4,562,952    9,818,450    4,537,697
                            ============  ===========  ===========  ===========

Net loss per share,
  basic and diluted         $     (0.11)       (0.06)       (0.29)       (0.15)
                            ============  ===========  ===========  ===========


Stock options and warrants are not considered in the calculations for those periods with net losses as the impact of the potential common shares (6,029,468 shares at March 31, 2006 and 3,809,094 shares at March 31, 2005) would be to decrease net loss per share.